                                                                     Exhibit (a)

                          CREDIT SUISSE FIRST BOSTON
                             Eleven Madison Avenue
                           New York, New York  10010


                                                                January 18, 1999



Bain Capital, Inc.
Two Copley Place
Boston, Massachusetts 02116

Bear, Stearns & Co. Inc.
245 Park Avenue
New York, New York 10167


                        Integrated Circuit Systems, Inc.
                        ---------------------------------
 Senior Secured Credit Facilities and Mezzanine Facility Loan Commitment Letter
 ------------------------------------------------------------------------------

Ladies and Gentlemen:

          You have advised Credit Suisse First Boston ("CSFB") that Bain Capital, Inc. and Bear, Stearns & Co. Inc. (the "Investors"), propose to create a newly formed entity reasonably satisfactory to CSFB, which will merge (the "Merger") into Integrated Circuit Systems, Inc. (the "Company") in a transaction (the "Recapitalization") that will provide for recapitalization accounting treatment. We understand that the Recapitalization will be accomplished through the Merger, the redemption of certain capital of Company from existing shareholders for an aggregate redemption price of $259.2 million, adjusted for cash on hand, and the "rollover" of certain capital stock of Company by certain existing shareholders of Company. You have further advised us that in connection with the Recapitalization (i) the Investors and certain management investors and existing shareholders will make or cause to be made an equity contribution of approximately $50.0 million (the "Equity Contribution") to the Company (with up to approximately $10 million of such Equity Contribution to be made by such management investors and such existing shareholders), (ii) the Company will obtain senior secured credit facilities (the "Senior Facilities") in an aggregate principal amount of up to $145 million (as more fully described in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the "Senior Term Sheet"), and (iii) the Company will obtain senior subordinated mezzanine loan financing (the "Mezzanine Facility") of $47.5 million, (the Recapitalization, the Merger and the transactions referred to in the immediately preceding clauses
(i) through (iii) are collectively referred to herein as the "Transactions"). The approximate sources and uses of the funds necessary to consummate the Transactions are set forth on Annex II to the Senior Term Sheet.

          You have requested that CSFB (i) agree to structure, arrange and syndicate the Senior Facilities, (ii) commit to provide the Senior Facilities and to serve as advisor, arranger, administrative agent and collateral agent therefor, (iii) agree to structure, arrange and syndicate the Mezzanine Facility (together with the Senior Facilities, the "Facilities") and (iv) commit to provide the Mezzanine Facility and to serve as advisor, arranger and administrative agent therefor. CSFB is pleased to advise you of (i) its willingness to act as exclusive advisor, arranger, administrative agent and collateral agent for the Senior Facilities, (ii) its commitment to provide the entire amount of the Senior Facilities upon the terms and subject to the conditions set forth or referred to in this commitment letter and the exhibits hereto (the "Commitment Letter") (including, without limitation, the conditions set forth in Exhibit C attached hereto) and in the Senior Term Sheet, (iii) its willingness to act as exclusive advisor, arranger and administrative agent for the Mezzanine Facility and (iv) its commitment to provide the entire amount of the Mezzanine Facility upon the terms and subject to the conditions set forth or referred to herein (including, without limitation, the conditions set forth in Exhibit C attached hereto) and in the Summary of Principal Terms and Conditions attached as Exhibit B hereto (the "Mezzanine Term Street"; together with the Senior Term Sheet, the "Term Sheets").

          CSFB reserves the right and intends, prior to or after the execution of the definitive documentation with respect to the Facilities (the "Facilities Documents"), to syndicate all or a portion of its commitments to one or more financial institutions (such financial institutions, together with CSFB, the "Lenders") identified by CSFB in consultation with, and reasonably acceptable to, you, which Lenders will become parties to the Facilities Documents. It is agreed that CSFB will act as the sole administrative agent and advisor for, and sole arranger and syndication manager of, the Facilities and that no additional agents or co-agents or co-arrangers will be appointed without the prior written consent of CSFB.

          CSFB also reserves the right to require Company to issue, in lieu of the Mezzanine Facility (and, at the option of CSFB in lieu of all or a portion of the Senior Facilities) high-yield debt securities (the "Alternative Securities"); provided that such issuances shall be made in consultation with,
              --------
and with the consent of, the Investors and Company, not to be unreasonably withheld.

          In addition, CSFB also reserves the right to employ the services of Credit Suisse First Boston Corporation ("CSFBC") in providing services incidental to the provision of the Mezzanine Facility or the Alternative Securities and any resale or refinancing of the Mezzanine Loans (as defined in the Mezzanine Term Sheet), and you agree that, solely in connection with the provision of such services, CSFB and CSFBC may share with each other any confidential or other information relating to the Investors and the Company and its subsidiaries and their respective affiliates as from time to time they may possess.

          CSFB will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions identified by us in consultation with, and reasonably acceptable to, you, will participate in the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. The Investors understand that the Senior Facilities and the Mezzanine Facility will be separately syndicated. You agree to assist CSFB in forming any such syndicate and to provide the potential Lenders, promptly upon request, with all information reasonably requested by them to complete successfully the syndication, including but not limited to (a) an information package, including a Confidential Information Memorandum for each of the Facilities and other marketing materials for delivery to potential Lenders and participants, and (b) all information and projections prepared by you or your advisors relating to the Transactions. You also agree to participate in, and to make appropriate senior officers and representatives of the Investors, available (and to use commercially reasonable efforts to make senior officers and representatives of Company available) to participate in, informational meetings for potential Lenders and participants at such times and places as CSFB may reasonably request and to use commercially reasonable efforts to ensure that CSFB's syndication efforts materially benefit from the Investors and the Company's existing lending relationships.

          The Investors represent and warrant and covenant that, to the best of their knowledge:

          (a) all written information (other than financial projections) which has been or is hereafter furnished to CSFB by you or any of your representatives in connection with the Transactions is complete and correct as of the date thereof in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made; and

          (b) all financial projections that have been or are hereafter prepared by you or on your behalf and made available to CSFB have been or will be prepared in good faith based upon what you believe to be reasonable assump tions (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond your, or the Company's, control and that no assurance can be given that the projections will be realized).

The Investors agree to supplement the information and projections referred to in clauses (a) and (b) above from time to time until completion of the syndication so that the representations and warranties in the preceding sentence remain correct without regard to when such information and projections were furnished. In arranging and syndicating the Facilities, CSFB will be entitled to use and rely on such information and projections without independent verification thereof.

          In connection with the syndication of the Facilities, CSFB may, in its discretion, allocate to other Lenders portions of any fees payable to CSFB in connection with the Facilities. You agree that neither you nor the Company nor any of your or its affiliates will pay to any Lender any compensation or titles of any kind for its participation in the Facilities except as expressly provided for in this letter or in the fee letter dated the date hereof between you and CSFB (the "Fee Letter").

          The Investors agree, jointly and severally, to (or to cause Company to) reimburse CSFB and its affiliates, upon request made from time to time, for their reasonable out-of-pocket fees and expenses incurred in connection with the preparation, execution and delivery of this letter, the Fee Letter, the Warrant Letter (as defined below) and the Facilities Documents and the activities thereunder or contemplated thereby, including without limitation syndication expenses (other than fees allocated in accordance with the preceding paragraph) and the reasonable fees and expenses of Skadden, Arps, Slate, Meagher & Flom LLP and such other outside counsel and advisors to CSFB and its affiliates approved by you (such approval not to be unreason ably withheld) payable on the earlier of (i) the date the commitment of CSFB hereunder is terminated or (ii) the Closing Date.

          The Investors also agree, jointly and severally, to (or to cause the Company to) indemnify and hold harmless CSFB and each other Lender, their respective affiliates and each of their respective directors, officers, employees, agents and advisors (each, an "Indemnified Party"), from and against any and all claims, damages, liabilities (including securities law liabilities), losses and expenses, including reasonable fees, expenses and disbursements of counsel, which may be incurred by or asserted against an Indemnified Party in connection with CSFB's or any Lender's commitment or participation in the transactions contemplated by this letter, the Facilities or any related matter or any investigation, litigation or proceeding in connection therewith and whether or not the Recapitalization is consummated or the Facilities are drawn upon, except to the extent such claim, damage, loss, liability or expense is found to have resulted from such Indemnified Party's own bad faith, gross negligence or willful misconduct; provided, however, that in connection with any
                                  --------  -------
such third party claim, you shall not be responsible for, or required to hold harmless any Indemnified Party from and against, the reasonable fees, expenses and disbursements of more than one counsel for all of the Indemnified Parties taken together, except to the extent any such Indemnified Party requires its own counsel in order to be adequately represented in the reasonable judgment of such Indemnified Party. No Indemnified Party shall be responsible or liable to any other party hereto or any other person for consequential damages that may be alleged as a result of this letter or the breach of any party's obligations hereunder.

          The Investors also hereby agree, in accordance with the terms of a separate letter dated the date hereof between you and CSFB (the "Warrant Letter"), to make available to CSFB and the holders of Mezzanine Loans, Exchange Notes or Alternative Securities, as the case may be, warrants to acquire equity in the Company to assist in the syndication of the Mezzanine Loans, Exchange Notes or Alternative Securities.

          This letter is delivered to you on the understanding that neither this letter nor any other agreement between us related to this letter or the Transactions, including the Term Sheets, the other exhibits hereto, the Fee Letter, the Warrant Letter and the letter of even date herewith regarding the engagement of CSFBC and Bear, Stearns & Co. Inc. with respect to the financing and structure of the Transactions (the "Engagement Letter"), nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, directors, agents and advisors who are directly involved in the consideration of this matter (and then only on a confidential basis) or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof); provided, however, that you may disclose (and then only on a
                   --------  -------
confidential basis) this letter, the term sheets and the other exhibits hereto and their terms and substance (but not the Fee Letter, the Warrant Letter or the Engagement Letter or their respective terms and substance) to the Company and its officers, directors agents and advisors who are directly involved in this matter so long as they agree to the confidentiality requirements of this letter, upon your acceptance of this letter.

          Our offer to provide the Facilities will terminate at 5:00 P.M., New York time, (i) on January 18, 1999, unless on or before that time you accept this letter by signing and returning an enclosed counterpart of this letter, the Fee Letter, the Warrant Letter and the Engagement Letter and (ii) if so accepted by you on or prior to such time, on June 30, 1999. Subject to the immediately succeeding sentence, your obligations with respect to indemnification and confidentiality shall remain in full force and effect, regardless of any termination of the commitment of CSFB made hereunder. You agree to cause the Company to become a party to this letter, the Fee Letter, the Warrant Letter and the Engagement Letter as soon as practicable and thereby assume your obligations thereunder, at which time the Investors shall be released from such obligations.

          This letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This letter and CSFB's commitments hereunder may not be assigned by you without the prior written consent of CSFB, and any attempted assignment without such consent shall be void. CSFB's commitments hereunder may be assigned by CSFB to any of its affiliates or any Lender. Any such assignment to an affiliate shall not relieve CSFB from any of its obligations hereunder unless and until the Facilities Documents with respect to such assigned commitment shall have been executed and delivered by the parties thereto, but any assignment to a Lender shall be by novation and shall release CSFB from its commitment hereunder pro tanto. This
                                                              --- -----
letter may not be amended or modified or any provision hereof waived except in writing signed by you and CSFB. This letter shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to the conflicts of laws principles thereof. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this letter by facsimile transmission shall be effective as delivery of a manually signed counterpart hereof.

               [Remainder of this page intentionally left blank]

          We appreciate the opportunity to assist you in this very important transaction.

                              Very truly yours,

                              CREDIT SUISSE FIRST BOSTON


                                    By: /s/ Robert Hetu
                                       ------------------------------
                                    Name:   Robert Hetu
                                    Title:  Vice President



                                    By: /s/ Chris Cunningham
                                       ------------------------------
                                    Name:   Chris Cunningham
                                    Title:  Director

ACCEPTED AND AGREED TO AS OF
THE DATE FIRST WRITTEN ABOVE,

BAIN CAPITAL, INC.


By: /s/ Michael A. Krupka
   ------------------------------
Name:   Michael A. Krupka
Title:  Managing Director


BEAR, STEARNS & CO. INC.


By: /s/ Bodil Arlander
   ------------------------------
Name:   Bodil Arlander
Title:  Vice President

                                                                       EXHIBIT A

                        Integrated Circuit Systems, Inc.
                        --------------------------------
                        Senior Secured Credit Facilities
                        --------------------------------
                  Summary of Principal Terms and Conditions/1/
                  -----------------------------------------




Borrower:               Integrated Circuit Systems, Inc. (the "Company").
---------

Recapitalization:       Pursuant to an Agreement and Plan of Merger (the
------------------      "Recapitalization Agreement"), a corporation to be
                        established by the Investors will merge (the "Merger") into the Company in a transaction (the "Recapitaliza-tion") that will provide for recapitalization accounting treatment, and in connection therewith, the issued and outstanding share capital (the "Shares")of the Company will be redeemed, for aggregate cash consideration of approximately $259.2 million (the "Purchase Price"). In connection with the Recapitalization, (a) the Company will obtain the senior secured credit facilities (the
                        "Senior Facilities") as described below under the caption "Senior Facilities" in an aggregate principal amount of $145 million; (b) an equity contribution of approximately $50.0 million (the "Equity Contribution") will be made to the Company by the Investors and certain management investors and existing shareholders; (c) the Company will obtain mezzanine financing structured, arranged and syndicated by CSFB (the "Mezzanine
                        Facility") of $47.5 million; and (d) the Company will pay reasonable fees and expenses (including, without limitation, reasonable fees of outside counsel) in connection with the foregoing in an amount


---------------------------
 /1/ All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached.

                        not to exceed approximately $17.5 million (the Recapitalization, the Merger and the foregoing transactions are collectively referred to herein as the "Transactions").


Sources and Uses:       The approximate sources and uses of funds necessary to
-----------------       consummate the Transactions are set forth on Annex II
                        attached hereto.


Agent:                  CSFB will act as administrative agent (the "Agent") for
------                  a syndicate of financial institutions identified by CSFB
                        in consultation with, and reasonably acceptable to, the Company (the "Lenders"), and will perform the duties customarily associated with such role.


Advisor and Arranger:   CSFB will act as advisor and arranger for the Senior
---------------------   Facilities (the "Arranger"), and will perform the duties
                        customarily associated with such roles.


Senior Facilities:      (A)    Senior Secured Term Loan Facilities in an aggre
------------------             gate principal amount of up to $120 million (the
                               "Term Facility"), of which (i) $50 million
                               ("Term Loan A") will mature in five years and
                               (ii) $70 million ("Term Loan B") will mature in seven years.

                               CSFB shall be entitled, with the consent of Company and the Investors, not to be unreason-ably withheld, to reallocate amounts among Term Loan A and Term Loan B to the extent CSFB reasonably determines that such reallocation is advisable in order to facilitate the syndications of the Senior Facilities, provided that the aggregate amount of the Term Facility remains unchanged.

                        (B) Senior Secured Revolving Credit Facility (the "Revolving Facility") in an amount equal to $25 million, of which up to an amount to be agreed upon will be available in the form of letters of credit.


Purpose:                (A)    The proceeds of the Term Facility will be used
--------                       by the Company on the date of the initial funding
                               under the Senior Bank Facilities (the "Closing
                               Date"), together with the proceeds of the Mezza nine Facility and the Equity Contribution solely
                               (i) to finance the Purchase Price, (ii) to repay the Existing Indebtedness and (iii) to pay related fees and expenses.


                        (B) The proceeds of loans under the Revolving Facility in an amount not to exceed approxi-mately $16 million may be used, together with the proceeds of the Equity Contribution and the Mezzanine Facility to finance the Recapitaliza-tion, repay Existing Indebtedness and pay related fees and expenses. The proceeds of any subsequent borrowings under the Revolving Facility will be used for general corporate purposes.

                        (C) Letters of credit will be used by the Company solely for general corporate purposes.

Availability            (A)    Loans under the Term Facility will be made
------------                   available only on the Closing Date. Such loans,
                               once repaid may not be reborrowed.

                        (B) Loans under the Revolving Facility will be available at any time prior to the final maturity of the Revolving Facility. Amounts repaid under the Revolving Facility may be reborrowed.

                        (C) Letters of Credit will be available at any time before the fifth business day prior to the final maturity of the Revolving Facility.

Default Rate:           The applicable interest rate plus 2% per annum (charged
-------------           only at the written election of the Lenders and only for
                        amounts in payment default).


Letters of Credit:      Letters of credit under the Revolving Facility will be
------------------      issued by a New York-based Lender, as issuing bank (in
                        such capacity, the "Issuing Bank"), agreed upon by the Company and the Agent. Each letter of credit shall expire no later than the earlier of (a) 12 months after its date of issuance (but may, under terms to be agreed upon, be automatically renewed) and (b) the fifth business day prior to the final maturity of the Revolving Facility.

                        Drawings under any letter of credit shall be reimbursed by the Company on the same business day. To the extent that the Company does not reimburse the Issuing Bank on the same business day, the Lenders shall be irrevoca bly obligated to reimburse the Issuing Bank pro rata based
                                                                --------
                        upon their respective Revolving Facility commit ments, with the amount of such reimbursement payment being deemed to be a drawing under the Revolving Facility.

                        The issuance of all letters of credit shall be subject to the customary procedures of the Issuing Bank.

Final Maturity and      (A)    Term Facility
------------------             -------------
Commitment                     Term Loan A and Term Loan B will mature on
----------                     the fifth and seventh anniversaries,
Reductions:                    respectively, of the Closing Date, and will
----------                     amortize in equal quarterly installments in the
                               aggregate annual amounts as set forth below:

                               -----------------------
                               Year    Term     Term
                                       Loan A   Loan B
                               -----------------------
                               1       $ 1.0     $  .7
                               -----------------------
                               2       $ 7.0     $  .7
                               -----------------------
                               3       $10.0     $  .7
                               -----------------------
                               4       $14.0     $  .7
                               -----------------------
                               5       $18.0     $  .7
                               -----------------------
                               6                 $28.0
                               -----------------------
                               7                 $38.5
                               -----------------------
                                (amounts in millions)


                        (B)    Revolving Facility
                               ------------------

                               The Revolving Facility will mature on
                               the fifth anniversary of the Closing
                               Date.

Guarantees:                    All obligations of the Company under the Senior
-----------                    Facilities will be unconditionally guaranteed by
                               each existing and subsequently acquired or organized domestic subsid iary of the Company.

Security:                      The Senior Facilities and the related
---------                      guarantees will be secured by substantially all
                               the assets of the Company and each existing and subsequently acquired or organized domestic subsidiary of the Company (collectively, the "Collateral"), including but not limited to (a) a first priority pledge of all the capital stock of each existing and subsequently acquired or organized domestic subsid iary of the Company (65% of material foreign subsidiar ies of the Company) and (b) perfected first priority
                               (subject to customary exceptions) security interests in, and mortgages on, substantially all tangible and intangi ble assets of the Company and each existing and subse quently acquired or organized domestic subsidiary of the Company
                               (including but not limited to accounts receiv-able, inventory, general intangibles, intellectual property, real property, cash and proceeds of the foregoing).


                               All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Lenders and the Company, and, subject to limited customary exceptions to be agreed upon, none of the Collateral shall be subject to any other pledges, security interests or mortgages.

Interest Rates                 As set forth on Annex I hereto.
--------------
and Fees:
---------


Mandatory                      Loans under the Term Facility shall be prepaid
---------                      with (a) 50% of Consolidated Excess Cash Flow (to
Prepayment:                    be defined) so long as the Leverage Ratio (as
-----------                    defined below) is greater than or equal to 2.5:1,
                               (b) 100% of the net cash proceeds of all non-ordinary-course asset sales or other dispositions of property by the Company and its subsid iaries
                               (including insurance and condemnation proceeds), subject to exceptions to be agreed upon (including the right to reinvest such proceeds in the Company's business under certain circumstances), (c) 100% of the net cash proceeds of issuances of debt obligations of the Company and its subsidiaries, subject to exceptions

                               (including the Mezzanine Facility) to
                               be agreed upon, and (d) 50% of the net cash proceeds of issuances of equity securities of the Company and its subsidiaries, subject to excep-tions to be agreed upon, so long as the Leverage Ratio is greater than or equal to 3.0:1.

                               In addition, the Term Loan Facility shall be prepaid in an amount equal to any refunding of deposits lodged with Chartered Semiconducter Manufacturing Ltd. (the "Refunds").


Voluntary                      Voluntary prepayments will be permitted in whole
---------                      or in part, at the option of the Company, in
Prepayment:                    minimum principal amounts to be agreed upon,
-----------                    without premium or penalty, other than payment of
                               breakage costs (excluding profits and Applicable
                               Margins) and reimbursement of the Lenders' actual re-employment costs in the case of prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant Interest Period (such breakage costs and re-employment costs, collectively "Breakage Costs").


Application of                 Voluntary and mandatory prepayments shall be
--------------                 made, without premium or penalty (but with
Prepayments:                   Breakage Costs (as defined above), and shall be
------------                   applied to the Term A and B Loans first, (except
                               with respect to prepayments made from Refunds) to
                               amortization payments on the Loans due during the
                               immediately succeeding twelve month period as
                               directed by the Company, and second, (including
                                                            ------
                               prepayments made from Refunds) pro rata to the
                               Term A and B Loans, and further, pro rata to the
                               remain ing amortization payments of such loans;
                               provided that holders of Term Loan B may elect to
                               --------
                               have their portion of any mandatory prepayment applied to any outstanding portion of Term
                               Loan A.

Representations                Usual for facilities and transactions of this
---------------                type and others to be agreed upon by the Agent
and Warranties:                and the Company (the Company's agreement not to
---------------                be unreasonably withheld), including but not
                               limited to accuracy of financial statements; no material adverse change; absence of litigation;
                               no violation of agreements or instruments;
                               compliance with laws (including employee benefits, margin regulations and environmental laws); payment of taxes; ownership of properties;
                               solvency; effectiveness of regulatory approvals;
                               labor matters; environmental matters; accuracy of information; and validity, priority and perfection of security interests in the Collateral.

Conditions Precedent           The obligations of CSFB and the Lenders to make
--------------------           the Senior Facilities available on the Closing
to Initial Borrowing:          Date are subject to the satisfaction or waiver of
---------------------          the conditions set forth in Exhibit C to the
                               Commitment Letter.

                               Subject to the foregoing, the Lenders shall make the initial Loans available to the Company on the Closing Date bearing interest at Adjusted LIBOR (with an interest period of one month until syndication of the Senior Facilities, as determined by CSFB, has been substantially completed) plus the then Applicable Margin so long as, on or prior to the day that is three days prior to the Closing Date, the Company shall have delivered to CSFB, the other Lenders and the Agent an executed indemnity for any Breakage Costs with respect to such Loans that is in form and substance reasonably satisfac tory to CSFB, the other Lenders and the Agent.

Affirmative                    Usual for facilities and transactions of this
-----------                    type and others to be agreed upon by the Company
Covenants:                     and the Agent (the Company's agreement not to be
----------                     unreasonably withheld) (to be applicable to the
                               Company and its subsidiaries), including, but not limited to, maintenance of corporate existence and rights; performance of obliga tions; delivery of audited financial statements, other financial information and notices of default and litiga-tion; maintenance of properties in good working order; maintenance of reasonably satisfactory insurance; compliance with laws; inspection of books and proper ties; further assurances; and payment of taxes.

Negative Covenants:            Usual for facilities and transactions of this
------------------             type and others to be agreed upon by the Company
                               and the Agent (the Company's agreement not to be unreasonably withheld) (to be applicable to the Company and its subsidiaries), including, but not limited to, limitations on dividends on, and redemptions and repurchases of, capital stock;
                               limitations on prepayments, redemptions and repurchases of subordinated debt; limitations on prepayments, redemptions and repurchases of senior debt; limitations on liens and sale-leaseback transactions; limitations on loans and investments; limitations on debt; limitations on mergers, acquisitions and asset sales;
                               limitations on transactions with affiliates;
                               limitations on changes in business conducted;
                               limitations on amend ment of debt and other material agreements; and limita tions on capital expenditures.


Selected Financial             The credit agreement relating to the Senior
------------------             Facilities (the "Credit Agreement") will contain
Covenants:                     financial covenants determined on a consolidated
---------                      basis with respect to the Company and its
                               subsidiaries (with definitions of financial terms and levels to be agreed upon), including but not limited to (a) maximum ratio of Total
                               Debt to EBITDA ("Leverage Ratio"), (b) minimum ratio of EBITDA to Interest Expense, and (c) minimum EBITDA.


Events of                      Usual for facilities and transactions of this
---------                      type (with customary cure periods) and others to
Default:                       be agreed upon by the Company and the Agent (the
-------                        Company's agreement not to be unreasonably
                               withheld), including but not limited to
                               nonpayment of principal or interest, violation of covenants, incorrectness of representations and warranties in any material respect, cross default and cross-acceleration, bankruptcy, material judgments, employee benefits, actual or asserted invalidity of the guarantees or the security documents and Change in Control (the definition of which will be agreed upon).

Voting:                        Amendments and waivers of the Credit Agreement
------                         and the other definitive credit documentation
                               will require the approval of the Company and Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Senior Facilities (the "Required Lenders"), except that the consent of each Lender adversely affected thereby shall be required with respect to (a) increases in such Lender's commitments,
                               (b) reductions of principal, interest or fees,
                               (c) extensions of scheduled amortization or final maturity and (d) releases of all or substantially all of the Collateral or certain guarantors
                               (except where the release of Collateral or a guarantor is made pursuant to a transaction approved by Required Lenders or otherwise permitted by the Loan Documents).


Cost and Yield                 Usual for facilities and transactions of this
--------------                 type on terms to be agreed upon. In addition, the
Protection:                    Company will obtain interest rate hedging on not
----------                     less than 30% of outstandings under the Term
                               Facility for a period of at least two years, in form and substance reasonably satisfactory to Agent and Company.


Assignments                    The Lenders will be permitted to assign loans and
-----------                    commitments to other financial institutions in
and Participations:            minimum amounts of $5.0 million without
------------------             restriction (other than with the approval of the
                               Company (not to be unreasonably withheld) in the case of assignments occurring when no Event of Default exists to any person other than a Lender or an affiliate of the assignor). The Agent will receive a processing and recordation fee of

                               $3,500, payable by the assignor and/or the assignee, with each assignment. Assignments will be by novation.

                               The Lenders will be permitted to participate loans and commitments to other financial institutions without restriction. Voting rights of participants shall be limited to matters in respect of (a) reductions of principal, interest or fees, (b) extensions of scheduled amortization or final maturity and (c) releases of all or substantially all of the Collateral or certain guarantors (except where the release of collateral or a guarantor is made pursuant to a transaction approved by the Required Lenders or otherwise permitted by the Loan Documents).


Expenses and                   In addition to those reasonable out-of-pocket
------------                   expenses reimbursable under the Commitment
Indemnification:               Letter, all reasonable out-of-pocket costs of the
----------------               Agent (and, in the case of enforcement costs and
                               documentary taxes, the Lenders) associated with the Senior Facilities are to be paid by the Company.

                               The Company will indemnify the Arranger, the
                               Agent, the Lenders and their respective officers, directors, employees, affiliates and agents collectively ("indemnified persons") and hold them harmless from and against all reasonable costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of any such indemnified person arising out of or relating to those matters set forth in the Commitment Letter, including, without limitation, any claim or any litigation or other proceedings (regardless of whether any such indemnified person is a party thereto) that relate to the Transactions or any transactions connected therewith, provided that none of the
                                                    --------
                               indemnified persons will be indemnified for its bad faith, gross negligence or willful misconduct.

Counsel for the Arranger       Skadden, Arps, Slate, Meagher & Flom LLP.
-------------------------
and the Agent:
------------


Governing Law                  New York.
-------------
and Forum:
----------

                                                                         ANNEX I
                                                                    TO EXHIBIT A


                            Interest Rates and Fees
                            -----------------------

Interest Rates:             The interest rates under the Senior Facilities will
---------------             be, at the Company's option, either the Base Rate or
                            the Adjusted LIBOR plus, in each case, the Applicable Margin. The Applicable Margin shall be initially as set forth in the following table, and subsequently, as set forth below under the caption
                            "Changes in Commitment Fees and Interest Rates":


                            ===============================================
                            -----------------------------------------------
                                                                   Adjusted
                                                     Base Rate      LIBOR
                            -----------------------------------------------
                            Revolving Facility          2.00%        3.00%
                            -----------------------------------------------
                            Term Loan A                 2.00%        3.00%
                            -----------------------------------------------
                            Term Loan B                 2.50%        3.50%
                            ===============================================


                            The Company may elect interest periods of 1, 2, 3, 6 months (or, if generally made available by all Lenders, 2 weeks or 9- or 12-months) for Adjusted LIBOR borrowings.

                            Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of Base Rate loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, for interest periods of six months or longer, at least every 3 months.



                                     A-I-2

                            The Base Rate will be defined as the higher of the Agent's prime lending rate and the rate 2 of 1% in excess of the Federal funds effective rate.

                            Adjusted LIBOR will at all times include statutory reserves.

Letter of Credit Fee:       A per annum participation fee equal to the spread
---------------------       over Adjusted LIBOR from time to time in effect for
                            loans under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders pro rata in accordance with the amount of each such Lender's Revolving Facility commitment. In addition, the Issuing Bank shall receive a fronting fee equal to 0.25% per annum on all outstanding letters of credit, payable quarterly in arrears.

Commitment Fees:            0.50% per annum of the undrawn portion of the
----------------            commitments in respect of the Revolving Facility
                            (subject to reduction as set forth below under the caption "Changes in Commitment Fees and Interest
                            Rates"), commencing to accrue upon the execution and delivery of the Credit Agreement and payable quarterly in arrears and upon the termination of any commitment.

Tax Gross Up:               All payments shall be made without withholding or
-------------               deduction for, or on account of, any present or
                            future taxes or duties imposed or levied by or on behalf of any governmental taxing authority or, if any such withholding or deductions are required to be made by law, with the payment of such additional amounts as will


                                     A-I-3
                            result in holders receiving such amounts as they would have received had no such withholding or reduction been required. In connection with its becoming a party to the Credit Agreement, each Lender shall deliver such forms regarding the applicability of U.S. withholding taxes to it as are usual for facilities of this type. In addition, each Lender, at the cost and expense of the Company, shall agree, on customary terms, to take such actions to mitigate withholdings taxes as are not adverse to it in its sole judgment.

Changes in                  Commencing the date of delivery of the first
----------                  quarterly financial statements after the Closing
Commitment Fees and         Date, so long as no event of default shall have
-------------------         occurred and be continuing, Applicable Margins in
Interest Rates:             respect of Loans and commitment fees under the
---------------             Senior Facilities will be determined by reference to
                            the Leverage Ratio as set forth in the following tables:

                                             Applicable Margin
                                          for Adjusted LIBOR Loans
                                          ------------------------

                                                                Term Loans A
                                                                    and
                                     Leverage                    Revolving
                                      Ratio                    Facility Loans       Term B Loans
                                     --------                  --------------       ------------
                            Less than or equal to 4.0 x            2.75%                3.25%
                            Less than 3.5 x                         2.5%                3.00%
                            Less than 3.0 x                        2.25%                3.00%
                            Less than 2.5 x                        2.00%                3.00%
                            Less than 2.0 x                        1.75%                3.00%

                            The Applicable Margin for any Base Rate Loan shall be equal to (i) the Base Rate plus the then Applicable Margin for that tranche of Adjusted LIBOR Loan, minus (ii) 1.00%.

                                              Commitment Fees
                                              ---------------

                                     Leverage
                                      Ratio                         Fee
                                     --------                  --------------

                            Less than or equal to 4.0 x            .500%
                            Less than 3.5 x                        .500%
                            Less than 3.0 x                        .375%
                            Less than 2.5 x                        .375%
                            Less than 2.0 x                        .375%

                            The Leverage Ratio shall be determined as at the last day of each fiscal quarter; changes in interest rates and commitment fees resulting from changes in such ratio shall become effective on the first day on which the financial statements covering the quarter-end date as of which such ratio is computed are available.

                                     A-I-4

                                                                        ANNEX II
                                                                    TO EXHIBIT A

                           Sources and Uses of Funds
                           -------------------------
                                 (in millions)
                         (all figures are approximate)


Uses of Funds                  Sources of Funds
-------------                  -----------------


Purchase Price of                       Cash On Hand
Equity                           $259.2                        $60.0


Options                            16.7 Revolving Facility\1\   15.9


Transaction Expenses               17.5 Term Facility          120.0
                                  -----
                                        Mezzanine Facility      47.5

                                        Equity Contribution
                                        (including management
                                        rollover)               50.0

Total Uses                       $293.4 Total Sources         $293.4
                                 ======                       ======

------------------------
\1\ $25 million Revolving Facility of which approximately $15.9 million will be drawn at Closing.
                                    A-II-2

                                                                       EXHIBIT B


                            Mezzanine Loan Facility
                            -----------------------
                  Summary of Principal Terms and Conditions\1\
                  -------------------------------------------




Arranger and                Credit Suisse First Boston ("CSFB" or the "Agent").
------------
Administrative Agent:
---------------------

Lenders:                    A syndicate of lenders (the "Lenders") identified in
--------                    consultation with and reasonably acceptable to the
                            Company. At the option of CSFB, the Mezzanine Loans may be sold to "qualified institutional buyers" as defined in Rule 144A of the Securities Act of 1933 and otherwise in compliance with Rule 144A. In such event, Company shall fully cooperate with CSFB to consummate such sale.

Borrower:                   Integrated Circuit Systems, Inc. (the "Company").
---------

Amount:                     Up to $47.5 million aggregate principal amount.
-------

Rank:                       The loans to be made hereunder by each of the
-----                       Lenders (the "Mezzanine Loans") will be senior
                            subordinated, unsecured debt of the Company, subordinated in right of payment to the Senior
                            Facilities (as defined in the Commitment Letter) and to all other existing and future senior indebtedness of the Company.

Guarantees:                 The obligations of the Company under the Mezzanine
-----------                 Loans will be unconditionally guaranteed on a senior
                            subordinated basis by each existing and subsequently organized domestic subsidiary of the Company that guarantees the Senior Facilities.


\1\ All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached.

Use of Proceeds:            The proceeds of the Mezzanine Loans will be used by
----------------            the Company, together with up to $136.0 million of
                            the proceeds of the Senior Facilities and the proceeds of the Equity Contribution and cash on hand at the Company, solely (i) to finance the Recapitalization, (ii) to repay the Existing
                            Indebtedness and (iii) to pay related fees and expenses.

Funding:                    The Lenders will make the Mezzanine Loans available
--------                    on a date simultaneous with the consummation of the
                            other Transactions (the "Closing Date").

Refinancing:                The Company will use all reasonable best efforts to
------------                refinance the Mezzanine Loans as promptly as
                            practicable after the Closing Date, including, without limitation, by taking the actions described under "Affirmative Covenants".

Maturity:                   The Mezzanine Loans will mature on the date which
---------                   is 364 days after the Closing Date (the
                            "Mezzanine Maturity Date"). If any Mezzanine
                            Loan is not repaid in full on or prior to the
                            Mezzanine Maturity Date, the Lender thereof will
                            have the option at any time or from time to time
                            to receive, in exchange for such Mezzanine Loan
                            or portion thereof, exchange notes of the Company
                            (the "Exchange Notes") ranking pari passu with
                            the Mezzanine Loans and having the terms set
                            forth in the term sheet attached as Annex I to
                            this Exhibit B. If any Lender does not exchange
                            its Mezzanine Loan for Exchange Notes on the
                            Mezzanine Maturity Date, such Lender shall be
                            required to extend the maturity of such loan to
                            another date selected by such Lender. If, on or
                            prior to such extended maturity, such Lender does
                            not exchange its Mezzanine Loan, such Lender
                            shall be required again to extend the maturity of
                            such Mezzanine Loan to another date selected by
                            such Lender (provided, however, that such Lender
                                         --------- -------
                            shall not be required to extend the maturity of its Mezzanine Loans beyond the tenth anniversary of the Closing Date (the "Final Maturity
                            Date")) and this sentence shall apply to each extended maturity of its Mezzanine Loan prior to the Final Maturity Date (it being understood that, except to the extent specifically set forth herein, the substantive economic terms of the Mezzanine Loans and the Exchange Notes are intended to be the same). Lenders shall not be required to exchange their respective Mezzanine
                            Loans for Exchange Notes only upon the
                            determination by such Lender that such exchange is prohibited by law, rule, regulation or order applicable to such Lender or that such exchange would reasonably be expected to have an adverse effect on such Lender or would otherwise be inconsistent with such Lender's business objectives.

Interest Rates:             The Mezzanine Loans will bear interest at a rate of
---------------             13.0% per annum; increasing by .50% at the end of
                            each quarter thereafter until the Mezzanine Maturity
                            Date, but in no event in excess of 15% per annum.

                            In no event shall the interest rate on the Mezzanine Loans exceed the highest lawful rate permitted under applicable law.

                            Following the Mezzanine Maturity Date, all outstanding Mezzanine Loans will accrue interest at the rate provided for the Exchange Notes in Annex I hereto.

                            Calculation of interest shall be on the basis of actual days elapsed in a year of 360.

Interest Payments:          Interest will be payable quarterly in arrears.
------------------

Tax Gross Up:               All payments shall be made without withholding or
-------------               deduction for, or on account of, any present or
                            future taxes or duties imposed or levied by or on behalf of any governmental taxing authority or, if any such withholding or deductions are required to be made by law, with the payment of such additional amounts as will result in holders receiving such amounts as they would have received had no such withholding or reduction been required. In connection with its making or acquisition of Mezzanine Loans, each Lender shall deliver such forms regarding the applicability of U.S.
                            withholding taxes to it as are usual for facilities of this type. In addition, each Lender, at the reasonable cost and expense of the Company, shall agree, on customary terms, to take such actions to mitigate withholding taxes as are not adverse to it in its reasonable discretion.

Mandatory                   Subject to compliance with the Senior Facilities,
---------                   the Mezzanine Loans will be required to be prepaid
Prepayments:                (subject to exceptions to be agreed upon) with:
------------

                            (a) subject to exceptions to be agreed upon, 100% of the net cash proceeds of the issuance or incurrence of debt by the Company or its subsidiaries;

                            (b) a percentage to be agreed on of the net cash proceeds from any issuance of equity securities of the Company or its subsidiaries in any public offering or private placement or from any capital contribution; and

                            (c)   certain asset sales.

Optional Prepayments:       Mezzanine Loans may be repaid upon five days' prior
---------------------       notice to the Agent, in whole or in part at the
                            option of the Company, in a minimum principal amount and in multiples to be agreed upon, at any time on or prior to the first anniversary of the Closing
                            Date, at the principal amount thereof, plus accrued and unpaid interest, if any, to the repayment date, and without premium or penalty at any time thereafter.

Conditions to               The obligations of CSFB and the Lenders to make the
-------------               Mezzanine Loans on the Closing Date are subject to
Closing:                    the satisfaction or waiver of the conditions set
--------                    forth in Exhibit C to the Commitment Letter.

Representations and         Customary for loans similar to the Mezzanine Loans
-------------------         and such additional representations and warranties
Warranties:                 as may be agreed upon by the Agent and the Company,
-----------                 including: no Default or Event of Default; absence
                            of material adverse change; financial statements;
                            absence of undisclosed material liabilities or material contingent liabilities; compliance with laws; solvency; no conflicts with laws, charter documents or agreements; good standing; payment of taxes: and ownership of properties;

Affirmative                 Customary for loans similar to the Mezzanine Loans
-----------                 and such others as may reasonably be required by the
Covenants:                  Agent, including: maintenance of corporate existence
----------                  and rights; compliance with laws; performance of
                            obligations; maintenance of properties in good repair; maintenance of appropriate and adequate insurance; inspection of books and properties;
                            payment of taxes and other liabilities; notice of defaults, litigation and other adverse action;
                            delivery of financial statements, financial projections and compliance certificates; and further assurances.

                            In addition, the Company will agree to file a registration statement under the Securities Act or prepare an offering memorandum covering senior notes or other debt or equity securities of the Company (the "Refinancing Securities") to be issued in a public offering or private placement to refinance in full the Mezzanine Facility (the "Loan Refinancing") and to consummate such Loan Refinancing as soon as reasonably possible after the Closing Date in an amount sufficient to refinance all amounts outstanding under the Mezzanine Facility and on such terms and conditions (including interest rate, yield, redemption prices and dates) as CSFB may in its reasonable judgment determine to be appropriate in light of prevailing circumstances and market conditions and the financial condition and prospects of the Company. The indenture for the Refinancing Securities will be substantially in the form of CSFB's standard indenture for high-yield senior unsecured debt securities, modified as appropriate to reflect the terms of this transaction and the financial condition and prospects of the Company and its subsidiaries, and in form and substance reasonably satisfactory to CSFB and the Company. If any Refinancing Securities are issued in a transaction not registered under the Securities Act to effect the Loan Refinancing, all such Refinancing Securities shall be entitled to the benefit of registration rights agreements to be entered into by the Company in customary form reasonably acceptable to CSFB.

Negative Covenants:         Customary for loans similar to the Mezzanine Loans
-------------------         and such others as may be agreed upon by the Agent
                            and the Company, including: limitations on incurrence of indebtedness (including no senior subordinated debt other than the Mezzanine Loans);
                            limitations on loans, liens, investments and joint ventures; limitations on guarantees or other contingent obligations; limitations on restricted payments (including dividends, redemptions and repurchases of capital stock); limitations on fundamental changes (including limitations on mergers, acquisitions and asset sales); limitations on transactions with affiliates; limitations on dividend and other payment restrictions affecting subsidiaries; limitations on lines of business;
                            limitations on amendment of indebtedness and other material documents; and limitations on prepayment or repurchase of other indebtedness.

Events of Default:          Customary for loans similar to the Mezzanine Loans
---------------------       and others to be agreed upon by the Agent and the
                            Company, including: nonpayment of principal, interest, fees or other amounts when due; violation of covenants; failure of any representation or warranty to be true in all material respects;
                            cross-default and cross-acceleration; Change in
                            Control; bankruptcy events; material judgments;
                            ERISA; and actual or asserted invalidity of any Mezzanine Loan Document.

Yield Protection and            Customary for facilities of this type.
--------------------
Increased Costs:
----------------


Assignments and             The Company may not assign its rights or obligations
---------------             in connection with the definite documentation
Participations:             relating to the Mezzanine Loans (the "Mezzanine Loan
---------------             Documents") without the prior written consent of
                            all the Lenders.Lenders will have the right to assign the Mezzanine Loans and their commitments with the consent of the Company (such consent not to be unreasonably withheld) and such assignments will be by novation which will release the obligation of the assigning Lender.

                            Lenders will be permitted to participate their Mezzanine Loans to other financial institutions; provided, however, that the Lenders granting
                            --------- -------
                            participations retain the voting rights to such participated amounts. Participants will have the same benefits as the selling Lenders would have with regard to yield protection and increased costs, and provision of information on the Company and its subsidiaries.

Voting:                     Amendments and waivers of any provision of any
-------                     Mezzanine Loan Documents will require the approval
                            of the Company and Lenders holding commitments or loans, as the case may be, representing a majority of the aggregate amount of commitments or loans, respectively, under the Mezzanine Loan Documents, except that the consent of all affected Lenders shall be required with respect to (a) increases in commitments, (b) reductions of principal, interest or fees, (c) extensions of the maturity date and (d) releases of certain guarantors (except where the release of a guarantor is made pursuant to a transaction approved by requisite Lenders or otherwise permitted by the Mezzanine Loans
                            Documents).

Expenses and                In addition to those reasonable out-of-pocket
------------                expenses reimbursable under the Commitment Letter,
Indemnification:            all reasonable out-of-pocket expenses of the Agent
----------------            (and the Lenders for enforcement costs and
                            documentary taxes) associated with the preparation,
                            execution and delivery of any waiver or modification
                            requested by or for the benefit of the Company
                            (whether or not effective) of, and the enforcement
                            of, any Mezzanine Loan Document or any document
                            relating to the refinancing of the Mezzanine Loans
                            (including the reasonable fees, disbursements and
                            other charges of counsel for the Agent) are to be
                            paid by the Company. The Company will indemnify the
                            Agent and the other Lenders and hold them harmless
                            from and against all reasonable costs, expenses
                            (including reasonable fees and disbursements of
                            counsel) and liabilities arising out of or relating
                            to those matters set forth in the Commitment Letter,
                            including, without limitation, any litigation or
                            other proceeding (regardless of whether the Agent or
                            any such other Lender is a party thereto) that
                            relate to the Transactions, the Mezzanine Loans or
                            refinancing thereof; provided, however, that neither
                                                 --------- -------
                            the Agent nor any such other Lender will be indemnified for any costs, expense or liability to the extent resulting from such person's bad faith, gross negligence or willful misconduct.


Counsel for the             Skadden, Arps, Slate, Meagher & Flom LLP.
---------------
Arranger and the
----------------
Administrative Agent:
---------------------


Governing Law and           New York.
-----------------
Forum:
------

                                                                         ANNEX I
                                                                    TO EXHIBIT B


                                Exchange Notes
                                --------------
                  Summary of Principal Terms and Conditions1
                  ------------------------------------------



Issuer:                  The Company will issue Exchange Notes under an
------                   indenture that complies with the Trust Indenture Act
                         (the "Indenture").

Principal Amount:        The Exchange Notes will be available only in exchange
----------------         for the Mezzanine Loans. The face amount of any
                         Exchange Note will equal the aggregate principal amount
                         (including any accrued interest not required to be paid in cash) of the Mezzanine Loan for which it is exchanged.

Maturity:                The Exchange Notes will mature on the tenth anniversary
--------                 of the Closing Date.

Interest Rate:           Exchange Notes will bear interest at a fixed rate of
-------------            15.0% per annum.

                         In no event shall the interest rate on the Exchange Notes exceed the highest lawful rate permitted under applicable law.

Tax Gross Up:            Same as Mezzanine Loans.
------------


------------------------
\1\ All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached.

                                     B-I-2

Rank:                       Exchange Notes will rank pari passu with Mezzanine
-----                                                 ---- -----
                            Loans but will be subordinated in right of payment to all existing and future senior indebtedness of the Company.

Mandatory Redemption:       Same as Mezzanine Loans.
---------------------

Optional Redemption:        The Exchange Notes will be redeemable at the option
--------------------        of the Company, in whole or in part, at any time
                            after the fifth anniversary of the Closing Date at
                            par plus accrued and unpaid interest to the
                                ----
                            redemption date and a call premium to be determined;
                            provided that a portion (to be determined) of the
                            --------
                            proceeds of a public offering of Common Stock by the Company may be used to redeem the Exchange Notes prior to the fifth anniversary of the Closing Date on terms to be agreed upon.

Registration Rights:        The Company will use its reasonable best efforts to
-------------------         cause to become effective an exchange offer
                            registration statement or a shelf registration statement no later than 120 days from the date of issuance of the Exchange Notes, and the Company will use its reasonable best efforts to keep such registration statement effective and available
                            (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of such Exchange Notes, but in no event longer than one year from the date of issuance of any such Exchange
                            Notes. If the registration statement ceases to be effective or ceases to be useable in connection with resales of such Exchange Notes (subject to customary exceptions), cash interest will accrue and be payable (in addition to interest otherwise accruing on the Exchange Notes) at a rate of 0.50% per annum until such default shall be cured.

                                     B-I-3

                            The Company agrees, at its expense, to assist CSFB in connection with resales of any of the Exchange Notes, including making its senior officers available to CSFB, including making them available to assist in the preparation of marketing materials relating to any resales, to participate in due diligence sessions and to participate in road shows or other presentations to prospective purchasers of such Exchange Notes.

Exchange Notes Escrowed:    The Exchange Notes will be delivered on the Closing
------------------------    Date and held, undated, in escrow by a mutually
                            agreeable fiduciary.

Right to Transfer           The holders of the Exchange Notes shall have the
-----------------           absolute and unconditional right to transfer such
Exchange Notes:             Exchange Notes to any third parties in compliance
---------------             with applicable law.


Covenants:                  Those typical for an indenture governing a high-
----------                  yield senior subordinated note issue, including a
                            "change in control" put provision, and, to the extent deemed reasonably necessary by CSFBC and reasonably satisfactory to the Company, certain covenants contained in the Mezzanine Loan documentation.

Events of Default:          Those typical for an indenture governing a high-
-----------------           yield senior subordinated note issue.

Governing Law               New York.
-------------
and Forum:
----------

                                     B-I-4

                                                                       EXHIBIT C

                            CONDITIONS\1\
                            --------------



          CSFB has conducted its due diligence with respect to the Facilities and the Transactions and is pleased to inform you that it is satisfied with the results thereof; however, the commitments of CSFB pursuant to the Letter are subject to the condition that after the date of the Letter nothing becomes known to CSFB that is inconsistent in a material and adverse manner with anything disclosed to CSFB prior to the date of the Letter or anything previously obtained by CSFB during such due diligence.

          In addition to the foregoing, the commitments of CSFB pursuant to the Letter are also subject to the following conditions:

         (1) the preparation, execution and delivery of definitive documentation in connection with the Facilities reasonably satisfactory to CSFB, and the satisfaction (as reasonably determined by CSFB) of customary closing conditions for transactions similar to the Senior Facilities and the Mezzanine Facility, as applicable;

         (2) CSFB and the Lenders shall be reasonably satisfied as of the Closing Date with the material terms and conditions of the Recapitalization Agreement and each other agreement entered into in connection with the Transactions and with all legal, tax and accounting matters (it being understood that a failure to obtain recapitalization accounting treatment with respect to the Transactions will not give rise to rights on the part of CSFB hereunder) relating to the Transactions that would reasonably be expected to have a Material Adverse Effect, including without limitation, any such matters pertaining to pending or potential litigation with respect to the Transactions and requisite stockholder or governmental consents or approvals; provided, however, that the failure of the Merger and related transactions to be eligible for recapitalization accounting shall not be considered a failure to satisfy any of the conditions to the commitments of CSFB stated herein;

         (3) after giving effect to the Transactions and the other transactions contemplated by the Letter, neither any Loan Party nor any of their subsidiaries

---------------------------
\1\ All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit C is attached.

shall have outstanding any indebtedness or preferred stock other than (a) the loans under the Senior Facilities, (b) the Alternative Securities or the loans under the Mezzanine Facility, and (c) other indebtedness or preferred stock to be agreed upon;

     (4) there shall not have occurred and be continuing (a) any general suspension of trading in securities on the New York or American Stock Exchange or in the NASDAQ National Market System (other than circuit breakers), (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (c) any other material adverse change in banking or capital market conditions that has had a material adverse effect on the syndication of leveraged bank credit facilities or the consummation of high yield offerings, as the case may be, that CSFB reasonably determines makes it impracticable to consummate the Alternative Securities Offering or successfully syndicate the Senior Facilities or the Mezzanine Facility;

     (5) CSFB's satisfaction that, immediately prior to and during the marketing period for either the syndication of (a) the Senior Facilities or
     (b) the Mezzanine Facility, there shall be no competing issues of debt securities or commercial bank facilities (other than the Senior Facilities and the Mezzanine Facility, or other permitted indebtedness thereunder) of any Loan Party or any of their affiliates;

     (6) the receipt by CSFB and, if applicable, the Lenders, on or before the closing of the Transactions, of financial statements of the Company (including notes thereto), consisting of (a) audited and pro forma balance sheets as of the end of each period in the 3 fiscal-year period most recently ended, (b) audited and pro forma statements of operations and cash flows for each period in the 3 fiscal-year period ending June 30, 1998, (c) consolidated financial statements for each period in the 3 fiscal-year period most recently ending and supporting documentation satisfactory to CSFB, (d) comparable unaudited historical and pro forma interim financial statements covering all quarterly or other appropriate periods subsequent to the fiscal year most recently ended, and (e) such final projections in respect of the Loan Parties and their respective subsidiaries as CSFB may reasonably request; and all such financial statements, historical or pro forma, delivered pursuant to this paragraph (vi) shall be in compliance with the requirements of Regulation S-X for a public offering registered under the Securities Act of 1933, and all financial statements and projections referred to in this paragraph (vi) shall not be materially inconsistent with financial statements, projections and estimates previously provided to CSFB and, if applicable, the Lenders;

     (7)  payment of fees and expenses;

     (8) since June 27, 1998, there shall not have occurred or become known to CSFB any event or events, adverse condition or change that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and

     (9)  the Closing Date shall occur on or before June 30, 1999.

          In the event that anything arising under the first paragraph of this Exhibit C comes to the attention of CSFB or that any of the other conditions set forth above or in the Facilities Documents are not satisfied, CSFB reserves the right, in its sole discretion, to either (x) suggest alternative financing amounts or structures that ensure adequate protection for CSFB and the Lenders (in consultation with, and as approved by, the Investors and the Company) or (y) decline to participate in the proposed financings.

          As used herein, a "Material Adverse Effect" shall mean the result of one or more events, changes or effects which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on (i) the business, results of operations, financial condition or prospects of the Company and its subsidiaries, in each case, taken as a whole, or (ii) the validity or enforceability of any of the documents entered into in connection with the Transactions or the other transactions contemplated by the Letter or the rights, remedies and benefits available to the parties thereunder.